UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Salesforce, Inc.
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SUPPLEMENT TO
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2026

Explanatory Note

This Supplement provides updated information with respect to Proposal 2 - Approval of an Amendment and Restatement of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), to be voted on at the annual meeting of stockholders to be held on Thursday, May 28, at 11:30 a.m. Pacific Time (the “Annual Meeting”) of Salesforce, Inc. (“Salesforce” or the “Company”).

This Supplement should be read in conjunction with the Company’s Notice of the 2026 Annual Meeting of Stockholders and Definitive Proxy Statement (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on April 16, 2026.

Important Information About How Our Share Repurchase Program Impacts Proposal 2

As described under Proposal 2 in the Proxy Statement, we are requesting that stockholders vote in favor of amending and restating the 2013 Plan to add 34 million shares to the share reserve and make certain administrative amendments. The number of shares requested is consistent with our most recent equity plan proposal at our 2025 annual meeting of stockholders. On May 6, 2026, Institutional Shareholder Services (“ISS”) issued its proxy voting report for the Annual Meeting (the “ISS Report”). Although (a) ISS is supportive of all of our director nominees and our say-on-pay proposal for our overall compensation program, (b) in the past ISS has supported our equity plan proposals, and (c) the other major proxy advisory firm, Glass Lewis & Co., is supporting Proposal 2, this year ISS is recommending that stockholders vote against Proposal 2 because of a formulaic application of its Equity Plan Scorecard model driven by their assessment of Shareholder Value Transfer (“SVT”). It is notable that ISS' SVT is a relative measure: it compares the cost of the proposed share reserve to the overall size of our equity base at a single moment in time. Because our recently announced $25 billion accelerated share repurchase program (the “Share Repurchase Program”) reduced our shares outstanding, the same share reserve now represents a larger percentage of a smaller equity base. We believe that this is the principal driver of ISS' SVT result. In our view, SVT in this instance penalizes us for returning capital to stockholders rather than reflecting any change in plan design, size, or grant practices. As stated in the 2026 Proxy Statement, we believe stockholders should consider the following factors in evaluating our proposal to amend and restate the 2013 Plan:

•Meaningful reduction in shares outstanding: since announcing the Share Repurchase Program on March 11, 2026, as of March 16, 2026, we had already retired approximately 103 million shares, more than three times the 34 million shares we are requesting under Proposal 2.

•Complete offset to dilutive impact of equity program: our Share Repurchase Program has resulted in a net reduction in shares outstanding that more than offsets the dilutive impact of our equity compensation program.
•Reasonable equity overhang: assuming Proposal 2 is approved, our equity overhang would stand at approximately 15.7%, which we believe compares favorably to our peers and reflects the meaningful reduction in our shares outstanding count driven by the Share Repurchase Program.

Looking ahead, we will continue to diligently monitor our burn rate and remain dedicated in our intent to proactively manage our equity usage to minimize stockholder dilution from equity grants.

Why We Believe Proposal 2 is in the Best Interests of the Company and Stockholders

As described in the Proxy Statement, we believe it is in the best interests of the Company and its stockholders to approve Proposal 2 for the following reasons:
•Share request to support strategic continuity in an AI-driven talent market: to remain competitive as AI and cloud computing rapidly converge, we are requesting a share reserve increase consistent with our 2025 request. Equity compensation is more critical than ever to attract and retain the specialized talent needed for high performance and to ensure long-term retention and continuity of our strategic vision. This request is necessary for our projected compensation needs for fiscal 2027, to ensure we can access the human capital needed to deliver on our transformation into the operating system for the Agentic Enterprise. Without this increase, it may be more difficult for us to do so, and may require us to significantly increase cash compensation, which may create challenges in aligning the interests of our employees with those of our stockholders.
•Broad-based participation: equity awards are broadly granted to eligible employees globally. In fiscal 2026, approximately 96% of all equity awards were granted to non-executive officer employees.
•Disciplined management of our equity program and capital return structure: we manage long-term stockholder dilution through disciplined equity grant practices and a capital return program of unprecedented scale that, taken together, result in a net reduction of shares outstanding. As noted above, if Proposal 2 is approved, our post-approval equity overhang would be approximately 15.7%. This, along with our three-year average burn rate of 1.5% and our ongoing share repurchase activity, reflects a responsible and stockholder-friendly commitment to equity compensation.
•Responsible corporate governance practices: the 2013 Plan and our equity compensation programs reflect good corporate governance practices.
•Alignment of stockholder interests: the 2013 Plan and our equity compensation programs help further align employee interests with those of our stockholders and encourage long-term stockholder value.

The Board of Directors recommends a vote FOR Proposal 2